Exhibit 99.1

Entrust Announces Preliminary Financial Results for Second-Quarter 2009

•	Total revenues of approximately $22.4 million, a decrease of 9% over Q2 2008

•	Product revenues of approximately $8.4 million, a decrease of 7% over Q2 2008

•	1st Half total revenues of approximately $45.0 million, a decrease of 11% over 1st Half 2008

•	1st Half product revenues of approximately $17.8 million, a decrease of 4% over 1st Half 2008

•

Recorded a net loss for the quarter in accordance with GAAP of approximately $1.6 million or $0.03 per share, which included approximately $3.1 million of expenses related to the proposed acquisition by Thoma Bravo

•	Cash and Cash Equivalents increased to $31.7 million, an increase of $5.1 million over Q1 2009

DALLAS – July 7, 2009 — Entrust, Inc. [NASDAQ: ENTU], a world leader in securing digital identities and information, today announced preliminary financial results for its fiscal quarter ended June 30, 2009.

Revenues for the second fiscal quarter of 2009 were approximately $22.4 million, a decrease of 9 percent from $24.5 million in Q2 2008. Product revenue decreased to $8.4 million in the quarter, a decrease of 7 percent from $9.0 million in Q2 2008. Year-to-date revenues were approximately $45.0 million, a decrease of 11 percent from $50.3 million in the first half of 2008. Product revenue decreased to $17.8 million in the first half of 2009, a decrease of 4 percent from $18.6 million in the first half of 2008. The first half revenues are at the midpoint of the Company’s initial guidance range at the beginning of the year, prior to the announcement and subsequent retraction of guidance in conjunction with the Company’s proposed acquisition by Thoma Bravo.

Services accounted for approximately 63 percent ($14.0 million) of total revenue in the quarter, a decrease of 10 percent from $15.5 million in Q2 2008. Declines in professional services revenues and the impact on the Company’s Support and Maintenance stream by a strong U.S. dollar accounted for the decrease in overall service in the quarter. Services revenue decreased to $27.2 million in the first half of 2009, a decrease of 14 percent from $31.7 million in the first half of 2008.

“In this difficult environment, and busy corporate activity, I am pleased with our financial performance for the first half of the year,” said Bill Conner, Entrust president and chief executive officer. “In an environment where many companies were not providing guidance, we guided for the first half of the year, and I am pleased to say we achieved those targets. While also handling the demands of the potential acquisition by Thoma Bravo, we were able increase our non-GAAP earnings per share by six cents and generate positive cash flow from operations net of change in accrued restructuring charges of over $10.0 million in the first half of 2009.”

Entrust expects a Q2 2009 net loss, calculated in accordance with GAAP, of approximately $1.6 million, or $0.03 per share, compared to Q2 2008 net loss of $422,000, or $0.01 per share. On a non-GAAP basis, the Company expects Q2 2009 non-GAAP income of $2.0 million, or $0.03 per share, compared to Q2 2008 non-GAAP income of $480,000 or $0.01 per share. The quarter’s wider than expected difference between GAAP and non-GAAP numbers is primarily due to costs associated with the Company’s proposed acquisition by Thoma Bravo.

Year-to-date net income, calculated in accordance with GAAP, has increased approximately $1.7 million, or $0.03 per share, over the first half of 2008. On a non-GAAP basis, the Company expects to record a first half 2009 non-GAAP income of $4.4 million, or $0.07 per share, compared to first half 2008 non-GAAP income of $824,000 or $0.01 per share. The first half 2009 GAAP earnings per share were three cents below the low end of the Company’s initial guidance range at the beginning of the year, due to corporate expenses related to the potential acquisition by Thoma Bravo. The Company’s initial guidance was provided prior to the announcement and subsequent retraction of guidance in conjunction with the Company’s proposed acquisition by Thoma Bravo. Non-GAAP income for the first half of 2009 is at the high end of the Compnay’s initial guidance range. See the financial table below reconciling these non-GAAP figures to GAAP calculations.

The GAAP numbers are preliminary and could be negatively impacted if the deal with Thoma Bravo is not closed. The Company estimates additional deal termination related expenses of between $1.0 and $4.5 million, or $0.02 and $0.07 per share if the Company’s Stockholders vote against the transaction.

Entrust ended the quarter with cash and cash equivalents of approximately $31.7 million and no debt. The company did have GAAP expenses in the second quarter associated with the proposed acquisition by Thoma Bravo of approximately $3.1 million that are planned to be paid in the third quarter.

On April 13, 2009, Entrust announced that it had entered into a definitive agreement to be acquired by Thoma Bravo. Entrust will hold a special meeting of stockholders on July 10, 2009. At this meeting, stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement providing for the acquisition of Entrust by Thoma Bravo, LLC, thereby approving the merger of a subsidiary of Thoma Bravo, LLC, with and into Entrust. The Entrust, Inc., Board of Directors has approved the merger agreement and recommends its adoption by Entrust Inc. stockholders.

GAAP to Non GAAP Reconciliation

The following charges for the second quarter 2009, reconcile the GAAP and non-GAAP earnings per share:

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Stock-based compensation charge in accordance with SFAS 123R of approximately $218,000, or $(0.00) per share for the second quarter of 2009 and $468,000, or $(0.01) per share for the first half of 2009.

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Amortization charges of intangible assets primarily associated with the acquisition of Business Signatures and Orion of approximately $378,000 or $(0.01) per share for the second quarter of 2009 and $756,000, or $(0.01) per share for the first half of 2009.

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Charges related to the proposed acquisition by Thoma Bravo of approximately $3.1 million or $(0.05) per share for the second quarter of 2009 and $3.1 million, or $(0.05) per share for the first half of 2009.

See table below for further details of Entrust’s supplemental reconciliation of GAAP to non-GAAP measures.

Entrust plans to release its full and final financial results for the fiscal quarter ended June 1, 2009 on July 28, 2009 after U.S. markets close if the Company remains a publicly traded company at that time.

Use of Non-GAAP Financial Measures

To supplement the financial results that are prepared and presented in accordance with accounting principles generally accepted in the United States, Entrust’s management prepares and uses non-GAAP financial measures for many of its internal financial, operating and planning reports. The Company’s management believes that by excluding charges such as the purchased intangibles amortization in cost of goods sold, the amortization of purchased intangible assets in operating expenses, stock compensation expense, acquisition related expenses, restructuring charges and write down of strategic investments from its GAAP-based results, these non-GAAP financial measures are more likely to facilitate investors’ understanding of the company’s ongoing business operating results. These non-GAAP financial measures also facilitate comparisons to the operating results of the company’s competitors and provide investors with greater transparency with respect to the supplemental information used by management in its operational and financial decision making.

The non-GAAP measures are included to provide investors with supplemental information to facilitate their understanding of Entrust’s operating results and future prospects. Management uses these non-GAAP measures to assess its success in reducing the company’s cost structure, to measure its ongoing cash operating costs, and to establish budgets and operational goals. The presentation of this additional information should not be considered in isolation or as a substitute for financial and operating results prepared in accordance with accounting principles generally accepted in the United States, as non-GAAP measures are susceptible to varying calculations and they may not be comparable, as presented, to other similarly titled measures of other companies.

This press release contains forward-looking statements relating to Entrust’s proposed acquisition by an affiliate of Thoma Bravo, LLC, its net income per share, its non-GAAP income per share and its cash flow from operations for the quarter. Such statements are based upon preliminary estimates which involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, inaccuracy in preliminary estimates issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, currency fluctuations, the outcome of the Company’s special meeting of stockholders scheduled for July 10, 2009, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in Entrust’s other SEC filings. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust [NASDAQ: ENTU] secures digital identities and information for consumers, enterprises and governments in more than 2,000 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a definitive proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement, including any amendments or updates, and any other relevant documents filed with the SEC because they contain important information about Entrust and the proposed transaction. The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s stockholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation is included in the proxy statement relating to the proposed transaction. Each of these documents is available free of charge at the SEC’s Web site at www.sec.gov and from Entrust Investor Relations at www.entrust.com/investor.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:
David Rockvam	David J.Chamberlin
Investor Relations	Media Relations
972-728-0424	214-669-7299
david.rockvam@entrust.com	david.chamberlin@mslworldwide.com

ENTRUST, INC.

SUPPLEMENTAL

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

	Second Quarter 2009		Second Quarter 2008		First Half 2009		First Half 2008
	$ (‘000,000s)	Per share	$ (‘000,000s)	Per share	$ (‘000,000s)	Per share	$ (‘000,000s)	Per share
Reconciliation of net income (loss) per GAAP to Non-GAAP income (loss):
GAAP net income (loss)	$(1.6)	($0.03)	$(0.4)	($0.01)	$0.1	$0.00	$(1.6)	($0.03)
Adjustments to exclude the effects of amortization of purchased intangible assets	$0.3	$0.01	$0.3	$0.01	$0.7	$0.01	$1.1	$0.02
Adjustments to exclude the effects of expenses related to stock-based compensation	$0.2	$0.00	$0.6	$0.01	$0.5	$0.01	$1.3	$0.02
Adjustments to exclude the effects of expenses related to the proposed acquisition by Thoma Bravo	$3.1	$0.05	$—	$0.00	$3.1	$0.05	$—	$0.00

Non-GAAP income (loss)	$2.0	$0.03	$0.5	$0.01	$4.4	$0.07	$0.8	$0.01

Reconciliation of net cash flow from operating activities per GAAP to Non-GAAP cash flow from operations before the net change in restructuring accruals:

GAAP net cash flow from operating activities	$7.2	$5.2
Adjustments to exclude the effects of:
Net change in accrued restructuring charges	$2.8	$2.8

Non-GAAP cash flow from operations before the net change in restructuring accruals	$10.0	$8.0